Exhibit 10.8
SUMMARY OF CHEVRON INCENTIVE PLAN AWARD CRITERIA

The Chevron Incentive Plan (CIP) is designed to recognize yearly performance achievements. Chevron’s named executive officers (NEOs) are eligible to receive awards under the CIP. Annual operating and financial results figure prominently into this assessment, along with demonstrated progress on key business initiatives. Individual leadership is also recognized through this award. The award is delivered as an annual cash bonus based upon a percentage of base salary and is calculated as follows:

Base Salary	X	CIP Award Target	X	Corporate Performance Rating	X	Individual Performance Modifier

CIP Award Target. Before the beginning of each performance year, the Management Compensation Committee (“MCC”) of the Board of Directors establishes a CIP Award Target for each NEO, which is based on a percentage of the NEO’s base salary. The MCC sets target awards based on the median award of Chevron’s Oil Industry Peer Group (viz. Anadarko Petroleum, BP, ConocoPhillips, Exxon Mobil, Hess, Marathon Oil, Marathon Petroleum, Occidental Petroleum, Phillips 66, Royal Dutch Shell, Tesoro and Valero Energy). All individuals in the same salary grade have the same target, which provides internal equity and consistency.

Corporate Performance Rating. After the end of the performance year, the MCC sets the Corporate Performance Rating. This rating reflects the MCC’s overall assessment of the Company’s performance for that year, based on a range of metrics used to measure performance against plan in four broad categories: financial; health, environment and safety; operating; and project development and commercial transactions. The MCC has discretion on weighting the categories and on weighting the performance metrics within each category. Performance is viewed across multiple parameters (absolute results; results versus plan; results versus peers and/or general industry; performance trends over time) and distinctions are made between the controllable and noncontrollable aspects of the metrics. With these metrics as the foundation, the MCC exercises its discretion in setting the Corporate Performance Rating. The minimum Corporate Performance Rating is zero and the maximum is 200 percent. The MCC also reviews actual annual cash award payments for the prior year for Chevron and our Oil Industry Peer Group (identified above), compared with actual business performance for Chevron and for our Oil Industry Peer Group. This comparison assures that the process for determining the Corporate Performance Rating is consistent with our peer group and that actual awards are consistent with both Chevron performance and performance relative to our peers.

Individual Performance Modifier. The MCC also takes into account individual performance. This is largely a personal leadership dimension, recognizing the individual effort and initiative expended and demonstrated progress on key business initiatives during the course of the year. The MCC uses its judgment in analyzing the individual performance of each NEO, his or her enterprise and business segment leadership, and how the business units reporting to the NEO performed. Chevron’s CEO makes recommendations to the MCC as to the Individual Performance Modifier of each of the other NEOs.

Chevron reports annual CIP awards to each of its NEOs in its Annual Report on Form 10-K or its annual Proxy Statement.